Exhibit 99.1

Fortress Biotech Announces that its Subsidiary, Mustang Bio, Closes $94.5 Million Private Placement Financing

Proceeds will support clinical development and expansion of Mustang Bio’s CAR T immunotherapy pipeline

New York, NY – February 2, 2017 – Fortress Biotech, Inc. (NASDAQ: FBIO) (“Fortress”), a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products, today announced that Mustang Bio, Inc. (“Mustang”), a subsidiary of Fortress, has closed on a total of $94.5 million, prior to fees and expenses, in a private placement financing. OPN Capital Markets, the healthcare related investment banking and research division of National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ:NHLD), acted as sole placement agent in connection with the financing.

Dr. Lindsay A. Rosenwald, Fortress’s Chairman, President and Chief Executive Officer, said, “We believe this financing underscores the potential of Mustang’s CAR T therapies to be substantial value-drivers for patients and investors. We have already seen early success from Mustang’s MB-101, which achieved an unprecedented complete response in a glioblastoma patient enrolled in the Phase 1 trial. The patient case study from the Phase 1 clinical trial of MB-101 was published in the December 29, 2016 edition of the New England Journal of Medicine. If we see similar results in other trial participants, it may support an accelerated approval pathway.”

Michael S. Weiss, Mustang’s Chairman of the Board, added, “We are thrilled to announce the closing of this financing, which we believe places us in a strong position to advance our two lead CAR T immunotherapies through Phase 1 data readout early next year, and to grow Mustang’s pipeline by exploring additional applications for our CAR T technology in areas outside of our initial brain cancer and acute myeloid leukemia focus. In addition, we plan to continue working with our research partners at City of Hope to identify new CAR T development candidates that have the potential to provide meaningful benefit to patients.”

The securities sold in the private placement financing have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Mustang Bio

Mustang Bio, Inc., a subsidiary of Fortress Biotech, Inc., is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products designed to utilize the power of the patient’s own immune system to eliminate cancer cells. Mustang aims to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest in the technologies, funding their research and development, and out-licensing or bringing the technologies to market. Mustang is currently developing proprietary Chimeric Antigen Receptor (CAR) engineered T cells (CAR T) technology, which was licensed from Drs. Stephen Forman and Christine Brown’s laboratory at the City of Hope National Medical Center (COH). CAR T uses the patient’s own T cells to engage and destroy specific tumors, by selecting specific T cell subtypes, genetically engineering them to express Chimeric Antigen T cell Receptors and placing them back in the patient where they recognize and destroy cancer cells. Mustang, through a research agreement with COH, plans to develop CARs across multiple cancers. Its lead programs in acute myeloid leukemia and brain cancer are in Phase 1 clinical trials. Mustang is registered under the Securities Exchange Act of 1934, as amended, and files periodic reports with the U.S. Securities and Exchange Commission. For more information, visit www.mustangbio.com.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress develops and commercializes products both within Fortress and through certain of its subsidiary companies, also known as Fortress Companies. Additionally, Fortress recently acquired a controlling interest in National Holdings Corporation (NASDAQ: NHLD), a diversified independent brokerage company (together with its subsidiaries, “NHLD”). In addition to its internal development programs, Fortress leverages its biopharmaceutical business expertise and drug development capabilities and provides funding and management services to help the Fortress Companies achieve their goals. Fortress and the Fortress Companies may seek licensings, acquisitions, partnerships, joint ventures and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to the timing of starting and completing clinical trials; risks relating to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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Contacts:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Fortress Biotech, Inc.

781-652-4500

ir@fortressbiotech.com

Fortress Biotech Media Relations

Laura Bagby

6 Degrees

(312) 448-8098

lbagby@6degreespr.com